Exhibit 99(a)(5)(C)

RMG NETWORKS COMMENCES WARRANT EXCHANGE OFFER AND CONSENT SOLICITATION

DALLAS, TX -- (Marketwired) – 1/27/2014 -- RMG Networks Holding Corporation, or RMG Networks, (NASDAQ: RMGN) a leading provider of technology-driven video advertising and visual communications solutions, today announced that it has commenced an offer to exchange one share of its common stock for every eight outstanding public warrants of the Company tendered by the holder for exchange pursuant to the offer. The warrants currently trade under the symbol RMGNW on the OTC Bulletin Board.

Concurrently with the offer, the Company is also soliciting consents from holders of public warrants to amend the Warrant Agreement governing all of the public warrants to permit the Company to require that all outstanding public warrants be converted into shares of Company common stock at the same eight-to-one ratio applicable to the offer.

The offer will be open to only the holders of public warrants issued by RMG Networks. Public warrant holders may exchange less than all of their warrants. In lieu of issuing fractional Shares to which any holder of public warrants would otherwise have been entitled, the Company will round the number of common shares to which such holder is entitled, after aggregating all such fractional Shares of such holder, down to the next whole number of common shares.

The warrant exchange offer will be open for at least twenty business days starting on January 27, 2014, and is scheduled to expire on February 26, 2014, at 5:00 p.m. Eastern Time, unless extended or earlier terminated by the Company.

The terms and conditions of the offer and the consent solicitation are set forth in the Offer Letter and Consent Solicitation, the Letter of Transmittal and the other related offering materials that are being distributed to the holders of the warrants. To participate in the offer, holders must tender their warrants in accordance with the instructions included in the offering materials prior to the expiration of the offer.

A copy of the offering materials for the Warrant Exchange and Consent Solicitation offer may be obtained from Morrow & Co, LLC, the information agent for the offer. Please contact the information agent with any questions regarding the offer at (800) 662-5200 or rmgn.info@morrowco.com.

No Offer or Solicitation

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to tender any Warrants. The solicitation of offers to tender Warrants in exchange for shares has been made pursuant to the Offer Letter and Consent Solicitation filed with the Securities and Exchange Commission (“SEC”) on January 27, 2014, as it may be amended or supplemented, the related Letter of Transmittal and other related documents that RMG Networks is sending to its warrant holders.

Important Additional Information Has Been and Will Be Filed with the SEC

This press release and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of the Company. The offer to exchange common stock for public warrants referenced in this press release has been made pursuant to a Tender Offer Statement on Schedule TO, which includes the Offer Letter and Consent Solicitation and other important information (the “Tender Offer Statement”), that RMG Networks filed with the Securities and Exchange Commission on January 27, 2014. The Offer Letter and Consent Solicitation will be mailed to public warrant holders of record (including holders of the Company’s units) and will also be made available for distribution to beneficial owners of public warrants and units of the Company. The solicitation of offers to exchange public warrants for shares of the Company’s common stock will only be made pursuant to the Offer Letter. Public warrant holders are advised to read the Offer Letter and the other information included in the Tender Offer Statement, as they will contain important information about the exchange offer and proposed warrant exchange. Security holders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. In addition, copies of these documents and other filings containing information about the Company may be obtained, if and when available, without charge, by directing a request to Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, or by calling 800-662-5200.

ABOUT RMG NETWORKS

RMG Networks (NASDAQ:RMGN) is a leading global provider of technology-driven video advertising and visual communications solutions.  The company delivers digital signage media solutions for corporate networks, consumer networks, and advertising networks, including solutions to over 70% of Fortune 100 companies. RMG Networks operates an Advertising Media business unit that sells digital video advertising across a network of over 200,000 display screens, reaching 100 million consumers each month. RMG Networks also operates an Enterprise Solutions business unit that provides digital signage data visualization solutions for a variety of application areas including contact centers, supply chain, employee communications, hospitality, higher education, financial services, healthcare and retail. The company is headquartered in Dallas, Texas with offices in the United States, United Kingdom, China, India, Singapore, Brazil and the U.A.E. For more information, visit http://www.rmgnetworks.com.

FORWARD LOOKING STATEMENT

This press release may contain "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company's success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; Reach Media Group's ("RMG") history of incurring significant net losses and limited operating history; the competitive environment in the advertising markets in which the company operates; the risk that the anticipated benefits of the combination of RMG or Symon Holdings Corporation, or of other acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:
For RMG Networks Holding Corporation

Information Agent

Morrow & Co, LLC

(800) 662-5200

rmgn.info@morrowco.com

Investor Relations
Carolyn M. Capaccio
(212) 838-3777
ir@rmgnetworks.com

Media

TallGrass Public Relations
Shawn Roberts
(415) 305-6456
shawn.roberts@tallgrasspr.com

Source: RMG Networks

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